                                                                Exhibit 20

                  [LETTERHEAD OF FORTUNE BRANDS APPEARS HERE]



Contact:
Media Relations:                    Investor Relations:
Clarkson Hine                       Anthony J. Diaz
(847) 484-4415                      (847) 484-4410

             FORTUNE BRANDS DELIVERS STRONG THIRD QUARTER RESULTS

                Diluted EPS Before Charges Up 21% to a Record:
                ----------------------------------------------
Company Reaffirms Expectation of Solid Double-Digit EPS Growth for Full Year
----------------------------------------------------------------------------

Lincolnshire, IL, October 19, 2000 - Fortune Brands, Inc. (NYSE: FO, www.fortunebrands.com), a leading consumer brands company, today announced record third quarter earnings propelled by top-line sales growth of 5%, and successful brand building and shareholder value initiatives. Diluted EPS before charges reached 51 cents, up 21% from 42 cents a year ago.

Robust demand for the company's kitchen and bath cabinet and super-premium spirits brands, and strong sales for market leading brands including Moen, Master Lock, FootJoy and Jim Beam, contributed to the company's performance. The company increased return on equity by more than 100 basis points.

"Fortune Brands delivered another quarter of strong results, supported by solid fundamentals and a strategy sharply focused on maximizing shareholder value," said Chairman & Chief Executive Officer Norm Wesley. "We're building our leading consumer brands with innovative new products, creative marketing, high-impact advertising and a commitment to unsurpassed customer service. We're executing our major supply-chain restructuring program to increase operating efficiencies, strengthen competitiveness and generate savings. To drive shareholder value even higher, we're improving returns, repurchasing shares, paying an attractive dividend and progressing the strategic evolution of our business portfolio." The company announced on October 9th that it is exploring strategic options for its office products unit.

"We believe the strength of our brands and our sustained operational improvements position Fortune Brands well to navigate ongoing challenges related to foreign exchange rates, interest rates and energy costs," Wesley added. "Fortune Brands remains on track to deliver solid double-digit earnings per share growth for the full year 2000. For 2001 and beyond, our key goals continue to be double-digit EPS growth and improved returns."

Third quarter financial highlights include:

o Record sales +5% to $1.4 billion, on a reported and comparable basis
o Record operating company contribution +5% to $204 million (+6% comparable)
o Corporate expense reduced by 46%
o Diluted EPS +21% to 51 cents


                                    (more)
                              www.fortunebrands.com

Fortune Brands Delivers Strong Third Quarter Results
Page 2

o Excluding the impact of adverse foreign exchange, diluted EPS would have been +26% to 53 cents
o Diluted cash earnings were even higher at 63 cents per share
o Dividend increased 4 cents to an indicated annual rate of 96 cents

The company also announced that its year 2000 share repurchases now total 8.3 million shares. Since January 1999, Fortune Brands has bought back a total of
19.3 million shares, reducing shares outstanding by more than 11%.

In the third quarter, the company recorded net restructuring and non-recurring charges of $7.7 million, related primarily to ongoing supply chain restructuring initiatives. Including these charges, reported net income was $73.3 million, or 46 cents per diluted share.

Operational highlights include:

o With strong performance from every major brand, the home products business generated another record quarter of solid double-digit sales and contribution growth. Vigorous demand from wholesale, dealer and home center accounts drove double-digit sales increases for the cabinet brands, led by Aristokraft, Schrock and Decora (combined #2 in North America). Innovative Moen products continued to drive growth for the #1 faucet brand in North America. Successful new products, record back-to-school demand and supply chain restructuring benefits boosted performance for Master Lock. New products and aggressive promotions contributed to another strong sales increase for Waterloo, the #1 manufacturer of tool storage products.

o Spirits and wine contribution increased to a record and was up 9% on a comparable basis. While reported sales were off 4%, comparable sales were up 4%, excluding foreign exchange, excise taxes and the impact of sales through the Maxxium international joint venture - which are now net of distribution expense and excise taxes. Strong brand investment in Jim Beam, the world's #1 bourbon, and the ongoing success of DeKuyper cordials (#1 in the U.S.) contributed to the underlying performance. Increasing demand for Knob Creek, the #1 small batch bourbon, Vox ultra-premium vodka and Geyser Peak wines drove rapid growth for the company's high-margin super-premium spirits and premium wines. International distribution through Maxxium continues to generate significant cost savings.

o The golf products business performed in line with expectations. Sales and contribution trailed the year-ago quarter as lower golf club results and sustained investments to defend golf ball share more than offset gains in golf shoes and accessories. Titleist - the number one ball in golf - maintained its overwhelming market leadership position. Titleist accelerated its golf ball technology and performance leadership with the launch of the next generation Tour Distance SF and the initial PGA Tour success of the breakthrough multi-component Titleist Pro V1, scheduled for consumer introduction in 2001. With the Professional, Tour Prestige and Pro V1 models, Titleist is now the #1 ball of choice in both the wound


                                    (more)
                             www.fortunebrands.com

Fortune Brands Delivers Strong Third Quarter Results
Page 3


     and solid construction categories on the PGA Tour. FootJoy - the #1 shoe and #1 glove in golf - achieved record market share in the U.S. on and off-course golf shoe channels on the strength of successful new products and sustained sales momentum.

o Sales for the office products business increased 7%, and were up 4% on a comparable basis. While comparable contribution was off slightly, adverse foreign exchange pushed results down 8%. The challenges of a competitive pricing environment in the U.S. offset improved performance in international markets.

                                     * * *

Fortune Brands, Inc. is a consumer products company with annual sales exceeding $5.5 billion. Its operating companies have premier brands and leading market positions in home products, office products, golf equipment and spirits and wine. Home brands include Moen faucets, Master locks and Aristokraft and Schrock cabinets sold by units of MasterBrand Industries, Inc. Office brands include Day-Timer, Swingline, Kensington and Wilson Jones sold by units of ACCO World Corporation. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, Whyte & Mackay Scotch and Geyser Peak and Canyon Road wines. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

To hear an Internet replay of the company's quarterly earnings conference call presentation, or to receive company news releases by e-mail, please visit www.fortunebrands.com.
---------------------

                                     * * *

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, challenges in the integration of acquisitions and joint ventures, risks associated with the Company's implementation of strategic options for ACCO World Corporation, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

                                     # # #


                             FORTUNE BRANDS, INC.
                       CONSOLIDATED STATEMENT OF INCOME
                    (In millions, except per share amounts)
                                  (Unaudited)

                                                Three Months Ended September 30,
                                         ---------------------------------------------
                                            2000                1999         % Change
                                         ---------------------------------------------
Net Sales                                 $  1,403.3         $ 1,339.3            4.8

    Cost of goods sold                         746.9             698.1            7.0

    Excise taxes on spirits and wine            83.7              94.0          (11.0)

    Advertising, selling, general
         and administrative expenses           378.3             370.4            2.1

    Amortization of intangibles                 19.8              19.2            3.1

    Write-down of goodwill                         -                 -              -

    Restructuring and other
         nonrecurring charges                   12.3              37.5              -

    Interest expense                            34.8              26.2           32.8

    Other (income) expense, net                  2.7               2.6            3.8
                                         ---------------------------------------------
Income (Loss) Before Taxes                     124.8              91.3           36.7
                                         ---------------------------------------------
    Income taxes                                51.5              43.1           19.5
                                         ---------------------------------------------
Net Income (Loss)                               73.3              48.2           52.1
                                         ---------------------------------------------
Earnings Per Common Share

    Basic
                                         ---------------------------------------------
    Income from operations                    $ 0.52            $ 0.43           20.9
                                         ---------------------------------------------
    Write-down of goodwill                         -                 -              -

    Restructuring and other
         nonrecurring charges                  (0.05)            (0.14)          64.3
                                         ---------------------------------------------
    Net Income (loss)                           0.47              0.29           62.1
                                         ---------------------------------------------
    Diluted
                                         ---------------------------------------------
    Income from operations                    $ 0.51            $ 0.42           21.4

    Write-down of goodwill                         -                 -              -
                                         ---------------------------------------------
    Restructuring and other
         nonrecurring charges                  (0.05)            (0.14)          64.3
                                         ---------------------------------------------
    Net Income (loss)                           0.46              0.28           64.3
                                         ---------------------------------------------
Avg. Common Shares Outstanding
                                         ---------------------------------------------
    Basic                                      156.5             165.9           (5.7)
                                         ---------------------------------------------
    Diluted                                    158.8             169.4           (6.3)
                                         ---------------------------------------------



                                                Nine Months Ended September 30,
                                         ------------------------------------------
                                             2000            1999         % Change
                                         ------------------------------------------
                                         ------------------------------------------
Net Sales                                 $  4,267.7      $  4,052.3           5.3
                                         ------------------------------------------
    Cost of goods sold                       2,260.1         2,106.0           7.3

    Excise taxes on spirits and wine           254.3           297.3         (14.5)

    Advertising, selling, general
         and administrative expenses         1,160.4         1,117.2           3.9

    Amortization of intangibles                 59.6            65.7          (9.3)

    Write-down of goodwill                         -         1,126.0             -

    Restructuring and other
          nonrecurring charges                  30.4           146.3             -

    Interest expense                           100.5            77.4          29.8

    Other (income) expense, net                 6.3              2.6             -
                                         ------------------------------------------
Income (Loss) Before Taxes                     396.1          (886.2)            -
                                         ------------------------------------------
    Income taxes                               161.1           105.6          52.6
                                         ------------------------------------------
Net Income (Loss)                              235.0          (991.8)            -
                                         ------------------------------------------
Earnings Per Common Share

    Basic
                                         ------------------------------------------
    Income from operations                      1.60          1.35            18.5
                                         ------------------------------------------
    Write-down of goodwill                         -         (6.71)              -

    Restructuring and other
         nonrecurring charges                  (0.12)        (0.56)              -
                                         ------------------------------------------
    Net Income (loss)                           1.48         (5.92)              -
                                         ------------------------------------------
    Diluted
                                         ------------------------------------------
    Income from operations                      1.58          1.35            17.0
                                         ------------------------------------------
    Write-down of goodwill                         -         (6.71)              -

    Restructuring and other
         nonrecurring charges                  (0.12)        (0.56)              -
                                         ------------------------------------------
    Net Income (loss)                           1.46         (5.92)              -
                                         ------------------------------------------
Avg. Common Shares Outstanding
                                         ------------------------------------------
    Basic                                      158.6          167.6           (5.4)
                                         ------------------------------------------
    Diluted                                    161.0          167.6           (3.9)
                                         ------------------------------------------
Actual Common Shares Outstanding
                                         ------------------------------------------
    Basic                                      155.8          164.9           (5.5)
                                         ------------------------------------------
    Diluted                                    158.4          167.5           (5.4)
                                         ------------------------------------------

                             FORTUNE BRANDS, INC.
                    (In millions, except per share amounts)
                                  (Unaudited)

SEGMENT DATA
------------
                                 Three Months Ended                     Nine Months Ended
                                    September 30,                          September 30,
                         -------------------------------------    ---------------------------------
                              2000         1999   % Change             2000      1999     % Change
                         -------------------------------------    ---------------------------------
Net Sales
                         -------------------------------------    ---------------------------------
Home Products              $  541.2      $474.9    14.0             $1,589.0  $1,379.9    15.2
Office Products               362.2       338.9     6.9              1,020.3     963.2     5.9
Golf Products                 208.3       222.0    (6.2)               793.4     801.6    (1.0)
Spirits and Wine**            291.6       303.5  (3.9)/(1.4)**         865.0     907.6  (4.7)/1.0**
                         -------------------------------------    ---------------------------------
     Total**               $1,403.3    $1,339.3   4.8/ 5.3**        $4,267.7  $4,052.3    5.3/6.6**
                         -------------------------------------    ---------------------------------
Operating Company Contribution*
                         -------------------------------------    ---------------------------------
Home Products              $   84.1    $   71.3    18.0             $  241.2   $ 210.9    14.4
Office Products                23.2        25.1    (7.6)                49.2      47.0     4.7
Golf Products                  25.5        28.9   (11.8)               137.9     139.5    (1.1)
Spirits and Wine               71.2        69.1     3.0                196.7     186.7     5.4
                         -------------------------------------    ---------------------------------
     Total                 $  204.0    $  194.4     4.9             $  625.0   $ 584.1     7.0
                         -------------------------------------    ---------------------------------

* Operating company contribution (OCC) is net sales less all costs and expenses other than restructuring and other nonrecurring charges, amortization of intangibles, corporate administrative expense, interest and related expenses, other (income) expense, net and income taxes.

**With the transfer of certain distribution to the new Maxxium joint venture, product is now sold to the venture net of distribution costs and excise taxes. On a comparable basis to prior periods, net sales would be $7.6 million higher in the third quarter and $52.0 million higher for nine months. The adjusted sales percentage for Spirits and Wine would be a decrease of 1.4% in the third quarter and an increase of 1.0% for the nine months. For the consolidated Company, comparable net sales would have increased 5.3% in the third quarter and 6.6% for the nine months.

INCOME FROM OPERATIONS BEFORE NET CHARGES
-----------------------------------------
The following sets forth income from operations before net charges, which represents income before the $12.3 million ($7.7 million after tax) and $30.4 million ($19.2 million after tax) restructuring and other nonrecurring charges taken in the three-month and nine-month periods ended September 30, 2000, respectively.

In addition, the following sets forth 1999 income from operations before charges, adjusted to exclude both the $1,126.0 million goodwill write-down and the $37.5 million ($23.4 million after tax) and $146.3 million ($93.3 million after tax) restructuring and other nonrecurring charges taken in the three-month and nine-month periods ended September 30, 1999.

As a result of the charges, the Company reported a net loss in 1999. Because of this, the calculation of reported earnings per share on a diluted basis excludes the impact of the convertible preferred stock and stock options. For comparative purposes, however, the impact of convertible preferred stock and stock options should be considered. The chart below shows the result of including the dilutive instruments.

                                          Three Months Ended September 30,
                                          --------------------------------
                                               2000     1999   % Change
                                          --------------------------------
Income from Operations Before
         Net Charges                         $ 81.0   $ 71.6     13.1
                                          --------------------------------
Earnings Per Common Share
      Basic                                  $ 0.52   $ 0.43     20.9
      Diluted                                  0.51     0.42     21.4
                                          --------------------------------
                                          Nine Months Ended September 30,
                                          --------------------------------
                                               2000     1999   % Change
                                          --------------------------------
Income from Operations Before
         Net Charges                        $ 254.2   $ 227.5  11.7
                                          --------------------------------
Earnings Per Common Share
      Basic                                 $  1.60   $  1.35  18.5
      Diluted                                  1.58      1.33  18.8
                                          --------------------------------

RESTRUCTURING AND OTHER NONRECURRING CHARGES
--------------------------------------------
In connection with the Company's previously announced restructuring program, the Company recorded pre-tax restructuring and nonrecurring charges of $12.3 million and $30.4 million in the three-month and nine-month periods ended September 30, 2000, respectively. The charges by segment, as shown below, principally relate to the downsizing and relocation of the Corporate office, product discontinuations and manufacturing consolidation in the golf segment, rationalization of operations in the office and home segments and other workforce reduction initiatives across all segments.

                           -----------------------------------------------------------
                                               Three Months Ended
                                               September 30, 2000
                           -----------------------------------------------------------
                                      (In millions, except per share amounts)
                           -----------------------------------------------------------
                           -----------------------------------------------------------
                                                       Nonrecurring
                           -----------------------------------------------------------
                                              Cost of Sales
                           Restructuring         Charges       SG & A Charges    Total
                           -----------------------------------------------------------
Home Products                  $1.2               $3.2              $0.2          $4.6
Office Products                   -                4.5               1.8           6.3
Golf Products                   0.9                  -               0.5           1.4
Corporate Office                  -                  -                 -             -
                           -----------------------------------------------------------
     Total                     $2.1               $7.7              $2.5         $12.3
                           -----------------------------------------------------------
                                                                               -------
Income Tax Benefit                                                                 4.6
                                                                               -------
Net Charge                                                                        $7.7
                                                                               -------
Charge Per Common Share
     Basic                                                                       $0.05
     Diluted                                                                     $0.05
                                                                               -------
                           -----------------------------------------------------------
                                               Nine Months Ended
                                               September 30, 2000
                           -----------------------------------------------------------
                                      (In millions, except per share amounts)
                           -----------------------------------------------------------
                           -----------------------------------------------------------
                                                       Nonrecurring
                           -----------------------------------------------------------
                                              Cost of Sales
                           Restructuring         Charges       SG & A Charges    Total
                           -----------------------------------------------------------
Home Products                  $3.6               $6.4              $2.5         $12.5
Office Products                 3.8                6.4               1.8          12.0
Golf Products                   2.8                0.2               0.6           3.6
Corporate Office                  -                  -               2.3           2.3
                           -----------------------------------------------------------
     Total                    $10.2              $13.0              $7.2         $30.4
                           -----------------------------------------------------------
                                                                               -------
Income Tax Benefit                                                                11.2
                                                                               -------
Net Charge                                                                       $19.2
                                                                               -------
Charge Per Common Share
     Basic                                                                       $0.12
     Diluted                                                                     $0.12
                                                                               -------


                             FORTUNE BRANDS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In millions)

                                                  September        December 31,
                                                    2000              1999
                                                 ----------        -----------
                                                 (Unaudited)
                                                 ----------        -----------
Assets

   Current assets
      Cash and cash equivalents                       $84.9              $71.9
      Accounts receivable, net                        894.5              956.5
      Inventories                                   1,113.4            1,061.4
      Other current assets                            239.3              223.0
                                                 ----------        -----------
         Total current assets                       2,332.1            2,312.8

   Property, plant and equipment, net               1,164.8            1,176.5
   Intangibles resulting from
     business acquisitions, net                     2,516.6            2,592.1
                                                 ----------        -----------
   Other assets                                       333.7              335.7
                                                 ----------        -----------
         Total assets                              $6,347.2           $6,417.1
                                                 ----------        -----------

                                                 ----------        -----------
Liabilities and Stockholders' Equity
   Current liabilities
      Short-term debt                                $858.4            $637.3
      Current portion of long-term debt                12.5               2.7
      Other current liabilities                     1,290.5           1,362.9
                                                 ----------        -----------
         Total current liabilities                  2,161.4           2,002.9

   Long-term debt                                   1,152.5           1,204.8
   Other long-term liabilities                        454.8             471.2
                                                 ----------        -----------
         Total liabilities                          3,768.7           3,678.9

   Stockholders' equity                             2,578.5           2,738.2
                                                 ----------        -----------

         Total liabilities and
           stockholders' equity                    $6,347.2          $6,417.1
                                                 ----------        -----------